UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934

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Inter Parfums, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Inter Parfums, Inc.

551 Fifth Avenue

New York, New York 10176

Notice of Virtual Annual Meeting of Shareholders

to be Held on October 5, 2021

Online Meeting Only – No Physical Meeting Location

To the Shareholders of Inter Parfums, Inc.:

The 2021 annual meeting of shareholders of Inter Parfums, Inc. (the “company”) will be held as follows:

●          When? 10:00 A.M., New York City Time, on October 5, 2021

●          Who? Shareholders of Record on August 9, 2021

●          How do I access the meeting?

Shareholders and guests will be able to access the meeting by going to:

https://web.lumiagm.com/241659818; password - interparfums2021

Virtual Meeting Online

Due to public health concerns resulting from the recent spike in cases relating to the COVID-19 variant, and the potential related travel, social distancing and meeting restrictions that federal, state, and local governments could implement, our Board of Directors has determined to hold our annual meeting solely by means of an audio conference that will be broadcast live via a webcast to all in attendance. There will be no physical meeting location. The webcast will allow all shareholders to join the meeting, regardless of location. Our decision to hold the annual meeting in a virtual format relates only to the 2021 Annual Meeting at this time. However, we have not decided at this time if we will return to our usual practice of holding an in-person annual meeting in 2022, even if circumstances permit.

The meeting is held for the following purposes:

1.	To elect a board of directors consisting of ten (10) members to hold office until our next annual meeting and until their successors are elected and qualified;

2.	To vote for the advisory resolution to approve executive compensation; and

3.	To consider and transact such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

The board of directors has fixed the close of business on August 9, 2021 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. The list of shareholders entitled to vote at the annual meeting may be examined by any shareholder at our offices at 551 Fifth Avenue, New York, New York 10176, during the ten day period prior to October 5, 2021.

By Order of our Board of Directors

Dated: August 13, 2021	Michelle Habert, Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

Inter Parfums, Inc. Proxy Statement

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 5, 2021

           ●         This proxy statement and the company’s annual report to shareholders for fiscal year ended December 31, 2021 are available at:

http://annualmeeting.interparfumsinc.com/

           ●         Accessing this website will not infringe upon your anonymity.

GENERAL

This proxy statement is furnished by the board of directors of our company, Inter Parfums, Inc., a Delaware corporation, with offices located at 551 Fifth Avenue, New York, New York 10176, in connection with the solicitation of proxies to be used at the annual meeting of our shareholders being held on October 5, 2021, and at any adjournments of the annual meeting. For purposes of this proxy statement, unless the context otherwise indicates, the terms the “company,” “us” or “our” refer to Inter Parfums, Inc.

This proxy statement will be mailed to shareholders beginning approximately August 25, 2021. If a proxy in the accompanying form is properly executed and returned, then the shares represented by the proxy will be voted as instructed on the proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by providing written notice of revocation to the company’s Secretary or by a shareholder voting in person at the annual meeting.

CAN SHAREHOLDERS VOTE AT THE MEETING?

Registered shareholders will be able to vote online through the American Stock Transfer web voting interface with a valid control number. In order to validate the holder and ensure shares voted are not double counted, beneficial holders must obtain a valid proxy through their broker or banker and present it to American Stock Transfer at least 2 weeks in advance of the meeting. American Stock Transfer will issue a valid control number for meeting and voting access.

All properly executed proxies received prior to the annual meeting will be voted at the annual meeting in accordance with the instructions marked on the proxy or as otherwise stated in the proxy. Unless instructions to the contrary are indicated, proxies will be voted

●	FOR the election of the ten (10) directors referred to in this proxy statement and
●	FOR the advisory resolution to approve executive compensation

           In addition, the persons holding the proxies will consider and vote upon such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

HOW TO ASK QUESTIONS AT THE MEETING?

           All shareholders and guests in the meeting will be in listen-only mode; however, questions can be asked via a “message” function. Shareholders and guests can type questions through the web interface and submit them to the moderator for review.

ANNUAL REPORT TO SHAREHOLDERS

           A copy of the company’s annual report for fiscal year ended December 31, 2020, which contains financial statements audited by the company’s independent registered public accounting firm, is being mailed to the company’s shareholders along with this proxy statement.

COSTS OF VIRTUAL ANNUAL MEETING

We will bear the cost of preparing, assembling and mailing this notice of meeting, proxy statement, proxy and the enclosed annual report, the cost of our internet website where you can obtain copies of this proxy statement and annual report to shareholders and the cost of having the annual meeting held virtually. In addition to solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally or by telephone, telecopier or e-mail. We may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of our common stock. We will reimburse these persons for their expenses in forwarding soliciting material.

VOTING SECURITIES AND

PRINCIPAL HOLDERS THEREOF

Our board of directors fixed the close of business on August 9, 2021 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of our common stock on the record date will be able to vote at the annual meeting.

As of August 9, 2021, we had 31,654,958 shares of our common stock outstanding. Each share of our common stock will entitle the holder of such share to one vote. None of the company’s shareholders have cumulative voting rights. Holders of shares of our common stock are entitled to vote on all matters. We also have 1,000,000 authorized shares of preferred stock, $.001 par value per share, none of which are outstanding.

The holders of a majority of the total number of outstanding shares of our common stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the annual meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the annual meeting.

The ten (10) nominees to our board of directors receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of our common stock present in person or by proxy at the annual meeting, but not voted for any reason will have no impact in the election of our board of directors. With respect to the advisory proposal to approve the compensation of our named executive officers, the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting is required for approval.

Other matters that may be submitted to our shareholders for a vote at the annual meeting, if any, will require the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting for approval, unless we advise you otherwise. If any matter proposed at the annual meeting must receive a specific percentage of favorable votes for approval, then abstentions in respect of such proposal are treated as present and entitled to vote under Delaware, law and therefore such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

           Members of our management have been informed that Messrs. Jean Madar and Philippe Benacin, the beneficial owners of our two largest shareholders, have a verbal agreement or understanding to vote their shares in a like manner, and intend to vote in favor of all of the nominees for directors. Therefore, all of the nominees are all likely to be elected. Also, members of our management have been informed that Messrs. Jean Madar and Philippe Benacin intend to vote in favor of the proposals to approve executive compensation of our named executive officers, and therefore, it is likely that such proposals will be passed as recommended by our management.

We know of no business other than the proposals discussed above that will be presented for consideration at the annual meeting. If any other matter is properly presented, then it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

The following table sets forth information with respect to the beneficial ownership of our common stock by (a) each person we know to be the beneficial owner of more than 5% of our outstanding common stock, (b) our executive officers and directors and (c) all of our directors and officers as a group. Each of Messrs. Madar and Benacin own 99.99% of their respective personal holding companies, and as such they are our controlling shareholders. August 9, 2021, we had 31,654,958 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership[1]	Approximate Percent of Class
Jean Madar c/o Interparfums SA 4, Rond Point des Champs Elysees 75008 Paris, France	7,113,053[2]	22.4%
Philippe Benacin c/o Interparfums SA 4, Rond Point des Champs Elysees 75008 Paris, France	6,906,664[3]	22.0%
Russell Greenberg c/o Inter Parfums, Inc. 551 Fifth Avenue New York, NY 10176	75,200[4]	Less than 1%
Philippe Santi Interparfums SA 4, Rond Point des Champs Elysees 75008, Paris France	6,000[5]	Less than 1%
Francois Heilbronn 60 Avenue de Breteuil 75007 Paris, France	36,688[6]	Less than 1%
Robert Bensoussan c/o Sirius Equity LLP 52 Brook Street W1K 5DS London	9,125[7]	Less than 1%
Patrick Choël 140 Rue de Grenelle 75007, Paris, France	5,125[8]	Less than 1%
Michel Dyens Michel Dyens & Co. 17 Avenue Montaigne 75008 Paris, France	5,625[9]	Less than 1%
Veronique Gabai-Pinsky Vera Wang 15 E. 26th Street New York NY 10010	2,375[10]	Less than 1%
Gilbert Harrison Harrison Group 745 Fifth Avenue, Suite 514 New York, NY 10151	1,875[11]	Less than 1%
Frederic Garcia-Pelayo Interparfums SA 4, Rond Point des Champs Elysees 75008, Paris France	6,000[12]	Less than 1%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	2,682,141[13]	8.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,919,970[14]	6.1%
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	1,891,241[15]	6.0%
All Directors and Officers (As a Group 10 Persons)	14,167,730[16]	44.5%

[1]

All shares of common stock are directly held with sole voting power and sole power to dispose, unless otherwise stated. Options which are exercisable within 60 days are included in beneficial ownership calculations. Jean Madar, the Chairman of the Board and Chief Executive Officer of the Company and Philippe Benacin, the Vice Chairman of the Board and President of the Company, have a verbal agreement or understanding to vote the shares each beneficially owns in a like manner.

[2]	Consists of 20,112 shares held directly, 7,032,341 shares held indirectly through Jean Madar Holding SAS, a personal holding company, and options to purchase 60,600 shares.
[3]	Consists of 6,846,064 shares held indirectly through Philippe Benacin Holding SAS, a personal holding company, and options to purchase 60,600 shares.
[4]	Consists of shares 7,500 shares held directly and options to purchase 75,000 shares.
[5]	Consists of options to purchase shares.
[6]	Consists of 34,063 shares held directly and options to purchase 2,625 shares.
[7]	Consists of 6,500 shares held directly and options to purchase 2,625 shares.
[8]	Consists of 3,250 shares held directly and options to purchase 1,875 shares.
[9]	Consists of 3,000 shares held directly and options to purchase 2,625 shares.
[10]	Consists of shares of common stock underlying options.
[11]	Consists of shares of common stock underlying options.
[12]	Consists of shares of common stock underlying options.
[13]	Information based upon Schedule 13G Amendment 5 of Blackrock, Inc. dated January 29, 2021 as filed with the Securities and Exchange Commission.
[14]	Information based upon Schedule 13G Amendment 4 of The Vanguard Group, an investment advisor, dated February 10, 2021 as filed with the Securities and Exchange Commission.

Information based upon Schedule 13G of Ameriprise Financial, Inc. (“AFI”) dated February 12, 2021 as filed with the Securities and Exchange Commission. AFI disclaims beneficial ownership of any shares reported on this Schedule 13G.

[15]	Consists of 13,952,830 shares held directly or indirectly, and options to purchase 214,900 shares.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

The members of our board of directors are each elected with a plurality of votes cast in favor of their election for a one-year term or until their successors are elected and qualify. With the exception of Philippe Benacin, the officers are elected annually by the directors and serve at the discretion of the board of directors. There are no family relationships between executive officers or directors of our company.

           All ten (10) incumbent directors, Jean Madar, Philippe Benacin, Russell Greenberg, Philippe Santi, Francois Heilbronn, Robert Bensoussan, Patrick Choel, Michel Dyens, Veronique Gabai-Pinsky and Gilbert Harrison were elected at our annual meeting held in October 2020, and are all put forth as nominees for election to the board of directors.

           Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of the nominees named above as directors. Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, then the shares represented by properly executed proxies will be voted at the discretion of the person named in the proxies for another person designated by our board of directors.

Board of Directors

Our board of directors has the responsibility for establishing broad corporate policies and for the overall performance of our Company. Although certain directors are not involved in day-to-day operating details, members of the board of directors are kept informed of our business by various reports and documents made available to them. Our board of directors held 20 meetings (or executed consents in lieu thereof), including meetings of committees of the full board of directors during 2020, and all of the directors attended at least 75% of the meetings (or executed consents in lieu thereof) of the full board of directors and committees of which they were a member. Our board of directors presently consists of ten (10) directors.

We have adopted a Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, as well as other persons performing similar functions, and we agree to provide to any person without charge, upon request, a copy of our Code of Business Conduct. Any person who requests a copy of our Code of Business Conduct should provide their name and address in writing to: Inter Parfums, Inc., 551 Fifth Avenue, New York, NY 10176, Att.: Shareholder Relations. In addition, our Code of Conduct is also maintained on our website, at www.interparfumsinc.com.

During 2020, our board of directors had the following standing committees:

●

Audit Committee – The Audit Committee has the sole authority and is directly responsible for, the appointment, compensation and oversight of the work of the independent accountants employed by our company which prepare or issue audit reports for our company. During 2020, this committee consisted of Messrs. Heilbronn and Choël, and Ms. Gabai-Pinsky. The charter of the Audit Committee is posted on our company’s website.

The Company does not have an “audit committee financial expert” within the definition of the applicable Securities and Exchange Commission rules. Finding qualified nominees to serve as a director of a public company without substantial financial resources has been challenging. In addition, despite the applicable Securities and Exchange Commission rule which states that being named as the audit committee financial expert does not impose any greater duty, obligation or liability, our company has been met with resistance from both present and former directors to being named as such, primarily due to potential additional personal liability. However, as the result of the background, education and experience of the members of the Audit Committee, our board of directors believes that such committee members are fully qualified to fulfill their obligations as members of the Audit Committee.

●

Executive Compensation and Stock Option Committee – The Executive Compensation and Stock Option Committee oversees the compensation of our company’s executives and administers our company’s stock option plans. During 2020, this committee consisted of Messrs. Heilbronn and Choël, and Ms. Gabai-Pinsky. The charter of the Executive Compensation and Stock Option Committee is posted on our company’s website.

●

Nominating Committee – During 2020, this committee consisted of Messrs. Heilbronn and Choël, and Ms. Gabai-Pinsky. The purpose of the Nominating Committee is to determine and recommend qualified persons to the Board of Directors who will be put forth as management’s slate of directors for vote of the Corporation’s stockholders, as well as to fill vacancies in the Board of Directors. The charter of the Nominating Committee is posted on our company’s website.

In January 2018, our board of directors adopted a board diversity policy, which provides that the selection of candidates for appointment to our board will be based on an overriding emphasis on merit, but the Nominating Committee will seek to fill board vacancies by considering candidates that bring a diversity of background and industry or related expertise to our board. The Nominating Committee is to consider an appropriate level of diversity having regard for factors such as skills, business and other experience, education, gender, age, ethnicity and geographic location. A copy of the board diversity policy is posted on our company’s website.

Director Independence

           The following are our directors who are “independent directors” within the applicable rules of The Nasdaq Stock Market:

Francois Heilbronn

Robert Bensoussan

Patrick Choël

Michel Dyens

Veronique Gabai-Pinsky

Gilbert Harrison

           We follow and comply with the independent director definitions as provided by The Nasdaq Stock Market rules in determining the independence of our directors, which are posted on our company’s website. In addition, such rules are also available on The Nasdaq Stock Market’s website. In addition, The Nasdaq Stock Market maintains more stringent rules relating to director independence for the members of our Audit Committee, and the members of our Audit Committee, Messrs. Heilbronn and Choël, as well as Ms. Gabai-Pinsky, are independent within the meaning of those rules.

Board Leadership Structure and Risk Management

For more than the past ten (10) years, Jean Madar has held the positions of Chairman of the Board of Directors and Chief Executive Officer of our company. Almost since inception, Mr. Madar has been allocated the responsibility of overseeing our United States operations and the operation of Inter Parfums, Inc., as a public company. Philippe Benacin, as Chief Executive Officer of Interparfums SA, has been allocated the responsibility of overseeing our European operations and its operation as a public company in France. In addition, Mr. Benacin is also the Vice Chairman of the Board of Directors of our company. Our board of directors is comfortable with this approach, as the two largest beneficial stockholders of our company are also directly responsible for the operations of our company’s two operating segments. Accordingly, our board of directors does not have a “Lead Director,” a non-management director who controls the meetings of our board of directors.

Our board of directors manages risk by (i) review of periodic operating reports and discussions with management; (ii) approval of executive compensation incentive plans through its committee, the Executive Compensation and Stock Option Committee; (iii) approval of related party transactions through its committee, the Audit Committee; and (iv) approval of material transactions not in the ordinary course of business. Since our inception, we have never been the subject of any material product liability claims, and we have had no recent material property damage claims.

Further, we periodically enter into foreign currency forward exchange contracts to hedge exposure related to receivables denominated in a foreign currency and to manage risks related to future sales expected to be denominated in a foreign currency. We enter into these exchange contracts for periods consistent with our identified exposures. The purpose of the hedging activities is to minimize the effect of foreign exchange rate movements on the receivables and cash flows of Interparfums SA, our French subsidiary, whose functional currency is the Euro. All foreign currency contracts are denominated in currencies of major industrial countries and are with large financial institutions, which are rated as strong investment grade.

In addition, we mitigate interest rate risk by continually monitoring interest rates, and then determining whether fixed interest rates should be swapped for floating rate debt, or if floating rate debt should be swapped for fixed rate debt.

Business Experience

The following sets forth biographical information as to the business experience of each executive officer and director of our company for at least the past five years.

Jean Madar

Jean Madar, age 60, a Director, has been the Chairman of the Board since our company’s inception, and is a co-founder of our company with Mr. Philippe Benacin. From inception until December 1993 he was the President of our company; in January 1994, he became Director General of Interparfums SA, our company’s subsidiary; and in January 1997, he became Chief Executive Officer of our company. Mr. Madar was previously the managing director of Interparfums SA, from September 1983 until June 1985. At such subsidiary, he had the responsibility of overseeing the marketing operations of its foreign distribution, including market research analysis and actual marketing campaigns. Mr. Madar graduated from The French University for Economic and Commercial Sciences (ESSEC) in 1983. We believe that Mr. Madar’s skills in guiding, leading and determining the strategic direction of our company since its inception together with Mr. Benacin, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our board of directors.

Philippe Benacin

Mr. Benacin, age 62, a Director, is President of our Company and the Chief Executive Officer of Interparfums SA, has been the Vice Chairman of the Board since September 1991, and is a co-founder of our company with Mr. Madar. He was elected the Executive Vice President in September 1991, Senior Vice President in April 1993, and President of the Company in January 1994. In addition, he has been the Chief Executive Officer of Interparfums SA for more than the past five years. Mr. Benacin graduated from The French University for Economic and Commercial Sciences (ESSEC) in 1983. In June 2014 Mr. Benacin was elected as a member of the Supervisory Board of Vivendi, and Chairman of its Corporate Governance, Nominations and Remuneration Committee. We believe that Mr. Benacin’s skills in guiding, leading and determining the strategic direction of our company since its inception together with Mr. Madar, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our board of directors.

Russell Greenberg

Mr. Greenberg, age 64, the Chief Financial Officer, was Vice-President, Finance when he joined the Company in June 1992; became Executive Vice President in April 1993; and was appointed to our board of directors in February 1995. He is a certified public accountant licensed in the State of New York, and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. After graduating from The Ohio State University in 1980, he was employed in public accounting until he joined our company in June 1992. We believe that Mr. Greenberg’s skills in accounting and tax, as well as his knowledge of the fragrance industry and our Company’s operations, render him qualified to serve as a member of our board of directors.

Philippe Santi

Philippe Santi, age 59 and a Director since December 1999, is the Executive Vice President and Chief Financial Officer of Interparfums SA. Mr. Santi, who is a Certified Accountant and Statutory Auditor in France, has been the Chief Financial Officer of Interparfums SA since February 1995. Prior to February 1995, Mr. Santi was the Chief Financial Officer for Stryker France and an Audit Manager for Ernst and Young. We believe that Mr. Santi’s skills in accounting and tax, as well as his knowledge of the fragrance industry and our Company’s European operations, render him qualified to serve as a member of our board of directors.

Francois Heilbronn

Mr. Heilbronn, age 60 a Director since 1988, an independent director and a member of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee, is a graduate of Harvard Business School with a Master of Business Administration degree and is currently the managing partner of the consulting firm of M.M. Friedrich, Heilbronn & Fiszer. He was formerly employed by The Boston Consulting Group, Inc. from 1988 through 1992 as a manager. Mr. Heilbronn graduated from Institut d’ Etudes Politiques de Paris in June 1983. From 1984 to 1986, he worked as a financial analyst for Lazard Freres & Co. In addition, during 2009, Mr. Heilbronn became an Associate Professor in Business Strategy at Sciences Po, Paris, France. As the result of his business and financial acumen, as well as his experience as managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world, we believe Mr. Heilbronn is qualified to serve as a member of our board of directors.

Robert Bensoussan

Robert Bensoussan, age 63, has been a Director since March 1997, and is also an independent director. Mr. Bensoussan is the founder of Sirius Equity Consultants, a retail and branded luxury goods Investment Company. To date, Mr. Bensoussan remains as an investor in feelunique.com, Europe’s largest online beauty retailer. C.A.R.O.L, the AI driven fitness equipment, Hapy Sweet Bee Ltd, natural health food products, Eaglemoss Ltd, UK part-works publisher and Patchwork, a Parisian co-working company.

He was previously Chairman of Camaïeu, the French retail conglomerate, a board member of Celio International, the French retail conglomerate and Vivarte representing the GLG hedge fund. In the latter part of 2019, Mr. Bensoussan resigned after 6 years as the only non-North American board member of lululemon athletica Inc.

He continues to remain a Director of feelunique.com since his appointment in December 2012. He is also a member of the Advisory Board of Pictet Bank Premium Brands Fund and sits on the board of Pronovias, the worldwide leader of wedding dresses owned by BC Partners.

Previously Mr. Bensoussan was as director of, and had an indirect ownership interest J. Choo Limited until July 2011, and CEO from 2001 to 2007, and was a member of the Board of Jimmy Choo Ltd, a privately held luxury shoe wholesaler and retailer, from 2001 to 2011.

We believe Mr. Bensoussan is qualified to serve as a member of our board of directors due to his business and financial acumen, as well as his experience in the retail and branded luxury goods market.

Patrick Choël

Mr. Choël, age 77, was appointed to the board of directors in June 2006 as an independent director, and is a member of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee. Mr. Choël is a director of our majority-owned subsidiary, Interparfums SA, a publicly held company, and Christian Dior and Guerlain, both privately held companies. He is also the manager of Université 82, a business consultant and advisor. For approximately 10 years, through March 2004, Mr. Choël was the President and CEO of two divisions of LVMH Moet Hennessy Louis Vuitton S.A., first Parfums Christian Dior, a leading world-wide prestige beauty/fragrances business, and later, the LVMH Perfumes and Cosmetics Division, which included such well-known brands as Parfums Christian Dior, Guerlain, and Parfums Givenchy, among others. Prior to such time, for approximately 30 years, he held various executive positions at Unilever, including President and CEO of Elida Fabergé France and President and CEO of Chesebrough Pond’s USA. Because of this experience, especially in the prestige beauty business, we believe that Mr. Choël is qualified to serve as a member of our board of directors.

Michel Dyens

Michel Dyens, age 81 and an independent director, is the Founder, Chairman and Chief Executive Officer of Michel Dyens & Co., which he founded over 25 years ago. With headquarters in New York and Paris, Michel Dyens & Co. is a leading independent investment banking firm focused on mergers and acquisitions. Michel Dyens & Co. has vast experience in luxury goods, beauty, spirits and other premium branded consumer goods in which it has concluded numerous landmark deals. Michel Dyens & Co. has advised in such deals as the sale of the Grey Goose ultra-premium vodka brand to Bacardi, the acquisition of the luxury Swiss watchmaker Hublot by LVMH, the sale of the Harry Winston to Aber Diamond Corporation and Boucheron to Kering. Michel Dyens & Co. represented the owners of Liaigre, the luxury furniture brand, in the sale to Symphony International and Navis Capital, and Casa Dragones, the ultra-premium tequila, in the sale to BDT Partners (Byron Trott).

Michel Dyens & Co. was the exclusive advisor to Creed in the sale of the ultra-luxury fragrance company Creed BlackRock Long Term Private Capital, and represented Mr. ChinWook Lee, the founder and CEO of Dr. Jart+, in the sale of Have & Be Co. Ltd. to The Estée Lauder Companies. Michel Dyens & Co. also advised the owner of the ultra-luxury fragrance brand By Kilian, in the sale to Estée Lauder. Michel Dyens & Co. advised the shareholders of the largest independent hair color and hair care company in Brazil, Niely Cosmeticos in the sale of the company to L’Oréal, as well as the owner of the super-premium liqueur St-Germain in the sale of the brand to Bacardi, the Colomer Group (American Crew and CND/Shellac brands) in its sale to Revlon, and Sidney Frank Importing Company in the sale of the company to Jaegermeister. Other transactions include the sale of the Essie cosmetics business to L’Oréal, the sale of TIGI (BedHead and Catwalk brands) to Unilever, the luxury hair care brand Christophe Robin to The Hut Group, the thinning hair brand NIOXIN Research Laboratories to Procter & Gamble, John Frieda Professional Hair Care and Molton Brown to the Kao Corporation, the Svedka vodka brand to Constellation Brands and Chambord liqueur to Brown-Forman.

From April 2004 to September 2014, Mr. Dyens was an independent director of Interparfums SA. We believe Mr. Dyens is qualified to serve as a member of our board of directors thanks to his knowledge of our company’s luxury business, his business and financial acumen, as well as his experience in the luxury goods market.

Veronique Gabai-Pinsky

Ms. Gabai-Pinsky, age 55, was elected for the first time to our board in September 2017. She became a director of Interparfums SA in April 2017. She is currently operating a startup specialty fragrance business. She was President of Vera Wang Group from January 2016 through June 2018, after a year of consulting with the company and she oversaw all product categories and markets. Prior to joining Vera Wang, from 2006 to December 2014 Ms. Gabai-Pinsky was the Global President for Aramis and Designers Fragrances as well as Beauty Bank and Idea Bank at the Estée Lauder Companies, reporting to the Chief Executive Officer of such company. During her tenure, Ms. Gabai-Pinsky developed and ensured the growth of several beauty and skin care brands, including Lab Series for Men. She was highly instrumental in the evolution of the fragrance category for such company, as she improved its overall business model, globally grew brands such as Donna Karan and Michael Kors, evolved and harmonized the portfolio, divested dilutive brands and brought in Tory Burch, Zegna and Marni under licenses. She ultimately actively participated in the acquisitions of Le Labo, Frederic Malle, and By Kilian and assisted in the transformation of the long-term strategic direction of such company.

In the earlier years of her career, Ms. Gabai-Pinsky served as Vice President of Marketing and Communication for Guerlain, a division of LVMH Moet Hennessy Louis Vuitton S.A., where she led the successful re-launch of Shalimar, the introduction of Aqua Allegoria, and contributed to the re-focus of the beauty category around its pillars, Terracotta, Meteorites and Issima, while redesigning all communication strategies and content. She started her career at L’Oréal, and was also Vice President of Marketing for Giorgio Armani, where she was instrumental in the overall development of its fragrance business by developing the successful Acqua di Gio for men and introducing the Emporio Armani franchise. A graduate from ESSEC Business School in Paris, France, she has received several awards, including Marketer of the Year by Women’s Wear Daily in December 2013.

Ms. Gabai-Pinksy is an independent director, and is a member of the Audit Committee, Executive Compensation and Stock Option Committee and the Nominating Committee of our company. We believe Ms. Gabi-Pinsky is qualified to serve as a member of our board of directors due to her more than 25 years of experience in the luxury, fashion, beauty and fragrance fields, success as a brand builder, creative thinker, business acumen, and a broad understanding of consumers, brands and business models.

Gilbert Harrison

Mr. Harrison, age 80, an independent director, was appointed to our board in April 2018. Mr. Harrison has more than 50 years of experience in corporate finance and strategic transactions, specializing in the consumer products space. He began his career in 1965 practicing corporate and securities law in New York and Philadelphia. In 1971 he founded Financo, which he grew to become one of the leading independent middle market transaction firms in the country. In 1985, Financo was acquired by Lehman Brothers, where the firm’s primary efforts were focused on increasing its expertise in retail, apparel and other merchandising transactions of all types. At Lehman, Mr. Harrison was Chairman of the Merchandising Group and on the firm’s Investment Banking Operating Committee while continuing as Chairman of Financo, which was renamed the Middle Market Group of Lehman. In 1989, he re-acquired Financo from Lehman, re-establishing Financo as one of the leading investment banking firms handling transactions and providing strategic advice in connection with merchandising companies. Mr. Harrison retired as Chairman of Financo in December of 2017, after which he formed the Harrison Group, a firm that provides consulting and financial advisory services to merchandising and products companies.

Mr. Harrison’s other activities include his membership on the Advisory Council of the World Retail Congress, Shoptalk and the Financial Times Business of Luxury Summit. Additionally, he has created a course on mergers and acquisitions at The Wharton School and has published various articles and academic studies on the state of retailing and mergers and acquisitions, including a chapter in the book entitled, “The Mergers and Acquisitions Handbook.” Mr. Harrison lectures throughout the country, including chairing seminars for Retail Week as well as for the International Council of Shopping Centers, the National Retail Federation, Young President’s Center, The Wharton Aresty Institute of Executive Education and The President’s Association of the American Management Association. He also appears frequently on Bloomberg TV and CNBC as an expert on retail and apparel.

Mr. Harrison received a Bachelor of Science in Economics from The Wharton School of The University of Pennsylvania in 1962 and his Juris Doctor from The University of Pennsylvania Law School in 1965. He is also Chairman of the Fashion Division of UJA, Treasurer and a Board member of the Southampton Hospital, Director of the Peggy Guggenheim Collection, and former Board member of the Wharton School of the University of Pennsylvania. We believe Mr. Harrison is qualified to serve as a member of our board of directors due to his tremendous depth and breadth of knowledge about the merchandising and consumer industry, and he has a long track record of facilitating value creating transactions for companies in this sector.

Section 16(a) Beneficial Ownership Reporting Compliance

           Based solely upon a review of Forms 3, 4 and 5 and any amendments to such forms furnished to us, and written representations from various reporting persons furnished to us, we are not aware of any reporting person who has failed to file the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 on a timely basis.

Executive Compensation

Compensation Discussion and Analysis

General

The executive compensation and stock option committee of our board of directors is comprised entirely of independent directors and oversees all elements of compensation (base salary, annual bonus, long-term incentives and perquisites) of our company’s executive officers and administers our company’s stock option plans, other than the non-employee directors stock option plan, which is self-executing.

The objectives of our compensation program are designed to strike a balance between offering sufficient compensation to either retain existing or attract new executives on the one hand, and maintaining compensation at reasonable levels on the other hand. We do not have the resources comparable to the cosmetic giants in our industry, and, accordingly, cannot afford to pay excessive executive compensation. In furtherance of these objectives, our executive compensation packages generally include a base salary, as well as annual incentives tied to individual performance and long-term incentives tied to our operating performance.

Mr. Madar, the Chairman and Chief Executive Officer, takes the initiative after discussions with Mr. Russell Greenberg, Executive Vice President, Chief Financial Officer and a Director, and recommends executive compensation levels for executives for United States operations. Mr. Benacin, the Chief Executive Officer of Interparfums SA, takes the initiative after discussions with Philippe Santi, the Chief Financial Officer of Interparfums SA, and recommends executive compensation levels for executives for European operations. The recommendations are presented to the compensation committee for its consideration, and the compensation committee makes a final determination regarding salary adjustments and annual award amounts to executives, including Jean Madar and Philippe Benacin. Messrs. Madar and Benacin are not present during deliberations or determination of their executive compensation by the compensation committee. Further, Messrs. Madar and Benacin, in addition to being executive officers and directors, are our largest beneficial shareholders, and therefore, their interests are aligned with our shareholder base in keeping executive compensation at a reasonable level.

The compensation committee was pleased that the most recent shareholder advisory vote on executive compensation held at our last annual meeting of shareholders in October 2020 overwhelmingly approved the compensation policies and decisions of the compensation committee. The compensation committee has determined to continue its present compensation policies in order to determine similar future decisions.

Our compensation committee believes that individual executive compensation is at a level comparable with executives in other companies of similar size and stage of development that operate in the fragrance industry, and takes into account our company’s performance as well as our own strategic goals. Further, the compensation committee believes that its present policies to date, with its emphasis on rewarding performance, has served to focus the efforts of our executives, which in turn has permitted our company to weather economic and political turmoil in certain parts of the world and keep our company on track for continued profitability, which management believes will result in enhanced shareholder value.

During 2020, the members of such committee consisted of Messrs. Heilbronn and Choël, and Ms. Gabai-Pinsky.

Elements of Compensation

General

The compensation of our executive officers is generally comprised of base salaries, including a fee paid to the holding companies of each of Messrs. Madar and Benacin, annual cash bonuses and long-term equity incentive awards. In determining specific components of compensation, the compensation committee considers individual performance, level of responsibility, skills and experience, other compensation awards or arrangements and overall company performance. The compensation committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from the Chief Executive Officer of our company and the Chief Executive Officer of Interparfums SA, as well as information regarding compensation levels at competitors in our industry.

Our named executive officers have all been with the company for more than the past ten (10) years, with Messrs. Madar and Benacin being founders of the company in 1985. As Messrs. Madar and Greenberg for United States operations, and Benacin and Santi for European operations, are most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective operating segments, the compensation committee relies upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

The compensation committee views the competitive marketplace very broadly, which would include executive officers from both public and privately held companies in general, including fashion and beauty companies, but not limited to the peer companies contained in the corporate performance graph contained in our annual report. Generally, rather than tie the compensation committee’s determination of compensation proposals to any specific peer companies, the members of our committee have used their business experience, judgment and knowledge to review the executive compensation proposals recommended to them by Mr. Madar for United States operations and Mr. Benacin for European operations. As such, as a general rule the compensation committee did not determine the need to “benchmark” of any material item of compensation or overall compensation. However, in connection with the salary increase to Mr. Madar that occurred in February 2020 surveys of both peer companies and companies with comparable market capitalizations were used by the compensation committee as one of the factors in reaching such determination.

The members of the compensation committee have extensive experience and business acumen and are well qualified in determining the appropriateness of executive compensation levels. Mr. Heilbronn is a managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world. Mr. Choël is presently a business consultant and advisor, who previously worked as President and Chief Executive Officer of two divisions of LVMH Moet Hennessy Louis Vuitton S.A., which included such well-known brands as Parfums Christian Dior, Guerlain, and Parfums Givenchy. Mr. Choël has also been President and CEO of both Elida Fabergé France and Chesebrough Pond’s USA. Ms. Gabai-Pinsky, the final committee member, has executive experience as the former President of Vera Wang Group, as well as the Global President for Aramis and Designers Fragrances in addition to Beauty Bank and Idea Bank at the Estée Lauder Companies.

Base Salary

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent. Base salaries for executive officers are reviewed on an annual basis, and adjustments are determined by evaluating our operating performance, the performance of each executive officer, as well as whether the nature of the responsibilities of the executive has changed.

As stated above, as Messrs. Madar and Greenberg for United States operations, and Benacin and Santi for European operations, are most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective segments, the committee relies upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

For executive officers of United States operations, the bulk of their annual compensation is in base salary including a fee paid to the holding company for Mr. Madar for services rendered outside the United States. However, for executive officers of European operations base salary comprises a smaller percentage of overall compensation. We have paid a lower percentage of overall compensation in the form of base salary to executive officers of European operations for several years, principally because European operations historically have had higher profitability than United States operations, and European operations are run differently from United States operations by the Chief Executive Officer of European operations, Mr. Benacin. As the result of this historically higher profitability, European operations have had the ability to pay higher bonus compensation in addition to base salary. As bonus compensation is and has historically been discretionary, no targets were set in order to maintain flexibility. Further, if results of operations for European operations were not satisfactory (again, no target amounts were set to maintain flexibility), then bonus compensation, as well as overall compensation could be lowered without otherwise affecting base salary. Finally, by keeping annual bonus compensation at a higher percentage of overall compensation and base salary at a lower percentage, our company benefits because the base amount for annual salary adjustments would be smaller.

Covid-19 Impact

It is important to note that 2020 salary increases and 2019 bonus compensation awards were determined prior to the full impact the global Covid-19 pandemic, the imposition of worldwide governmental lockdowns, and the resultant negative impact on the Company’s operations. During the balance of the pandemic and related impacts through December 31, 2020, no employees were terminated or furloughed from United States operations. Interparfums SA did avail itself of a small French government plan for unemployment insurance for its employees. For 2020, there were no reductions or deferrals in salaries of any executive officers or employees.

For 2020, Mr. Benacin received a modest increase in base salary of $14,000 to $789,000, which is comparable to the modest increase in base salary of $13,000 in 2019, but less than an increase in base salary of $28,000 in 2018. Mr. Benacin’s base salary includes $250,000 paid by the Company’s United States operations to Mr. Benacin’s holding company for each of the past three years, in accordance with the consulting agreement with Mr. Benacin’s holding company, which provides for review on an annual basis of the amount of compensation payable to such company.

The compensation committee considered the following salient factors in authorizing payment to Mr. Benacin’s holding company— services rendered to United States operations for several years by Mr. Benacin in connection with licensing and distribution of international brands, as well as future services to be performed by Mr. Benacin internationally relating to licensing and distribution of international brands for United States operations.

As Mr. Benacin values the services of two named executive officers of Interparfums SA, Mr. Philippe Santi, Executive Vice President and the Chief Financial Officer, and Mr. Frederic Garcia-Pelayo, Executive Vice President and Chief Operating Officer, equally, their base salaries, as well as their bonus compensation discussed below, have been in lockstep. For 2020, each of Messrs. Santi and Garcia-Pelayo received an increase in base salary of $14,000 to $470,000. Each of Messrs. Santi and Garcia-Pelayo had received an increase of $13,000, $28,000 in 2019 and 2018, respectively. These increases were awarded primarily to reward these two executive officers for their contributions in European Operations achieving increases in both the sales and earnings. The compensation committee considered the recommendations of Mr. Benacin, results of operations for the year, as well as the services performed for European operations by Messrs. Santi and Garcia-Pelayo in authorizing these salary levels.

A different approach is taken for United States operations as that segment is smaller and less profitable. A more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run the operation with a lesser emphasis placed on bonuses. Neither of the executive officers for United States operations have employment agreements (although Mr. Madar’s personal holding company has a consulting agreement that provides for review on an annual basis of the amount of compensation payable to such company), as we believe that having flexibility in structuring annual base salary is a benefit, which permits us to act quickly to meet a changing economic environment.

For each of 2019 and 2018, Mr. Madar’s base salary, including cash compensation paid to his personal holding company, remained steady and aggregated $630,000. Cash compensation paid to Mr. Madar’s personal holding company in each year was in exchange for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. For 2018, as the result of Mr. Madar spending more time outside of the United States, we changed the allocation of cash compensation paid to Mr. Madar personally and to his personal holding company, but not the aggregate amount. The amount of salary paid to Mr. Madar for his services in the United States in 2018 was reduced $380,000 to $160,000, while payments to his holding company were increased by the like amount from $250,000 to $470,000. Therefore, through 2019 total cash compensation for Mr. Madar to be paid to him and his personal holding company remained unchanged at $630,000.

As previously reported, from 2013 until 2019 the annual aggregate base salary paid to Mr. Madar individually and fees paid to his holding company remained unchanged at $630,000, which was substantially below the amounts indicated by two surveys of chief executive officer salaries for 2019 (collectively the “CEO Salary Surveys”). The CEO Salary Surveys indicated that the annual and median average CEO salaries for peer companies (excluding the Madar salary) were $2,854,656 and $1,540,000, respectively, and $2,604,346 and $1,750,000 for comparable market capitalization companies, respectively. In recognition of the efforts of Mr. Madar and his holding company as one of the prime causes for our substantial increase in net sales and net income, as well as market capitalization from 2014 through 2019, thus substantially increasing shareholder value, on February 4, 2020 the Committees jointly authorized the aggregate annual increase in Mr. Madar’s base salary by $600,000 to $1.23 million effective as of January 1, 2020. The allocation was made as requested so that the annual base salary for Jean Madar individually was $285,000, and the fees to Jean Madar Holding SAS were $945,000, effective as of January 1, 2020.

Russell Greenberg, the Executive Vice President and Chief Financial Officer, has received the same $30,000 increase in base salary for 2020, 2019 and 2018, and for 2020 his base salary was $720,000. In connection with these increases in salary, the Compensation Committee considered the following material factors in granting Mr. Greenberg his salary increases: his individual performance, level of responsibility, skill and experience, as well as the recommendation of the Chief Executive Officer.

Bonus Compensation/Annual Incentives

As discussed above, we have paid a higher percentage of overall compensation in the form of bonus compensation to executive officers of European operations for several years, principally because European operations historically have had higher profitability than United States operations. As the result of this historically higher profitability, European operations have had the ability to pay higher bonus compensation in addition to base salary. As bonus compensation is discretionary, no targets were set in order to maintain flexibility. Further, if results of operations for European operations were not satisfactory (again, no target amounts were set to maintain flexibility), then bonus compensation, as well as overall compensation could be lowered without otherwise affecting base salary. Individual performance, level of responsibility, skill and experience, were the salient factors considered by the Compensation Committee in awarding bonus compensation described below.

For 2020 Mr. Benacin, the chief decision maker for European operations, proposed and the compensation committee concurred in the payment of discretionary bonus compensation of $131,000. For his performance in 2019 and 2018, Mr. Benacin was paid discretionary bonus compensation of $110,000 and $112,000, respectively. The discretionary bonus compensation for Mr. Benacin has been approximately 17%, of his base salary in 2020 and approximately 14% in both 2019 and 2018. In addition, bonus compensation for Messrs. Santi and Garcia-Pelayo have remained in lockstep, and each was awarded a discretionary bonus of $296,000, $324,000 and $331,000 in 2020, 2019 and 2018, or approximately 63%, 73% and 73%, of their base salaries for services performed in 2020, 2019 and 2018, respectively.

A different approach is taken for United States operations as that segment is smaller and less profitable. As discussed above, a more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run United States operations with a lesser emphasis placed on bonuses. Based upon the recommendation of the Chief Executive Officer, Mr. Greenberg was paid a discretionary bonus of $35,000 in 2020 and $50,000 in 2019 and 2018. The Compensation Committee considered the following material factors in granting Mr. Greenberg his bonuses: his individual performance, level of responsibility, skill and experience, as well as the recommendation of the Chief Executive Officer.

Mr. Madar, the Chief Executive Officer has not received any cash bonus in the past three years.

As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is approximately $38,000.

Calculation of the total annual benefits contribution is made according to the following formula:

67% of (Interparfums SA net income, less 2.5% of shareholders equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

Long-Term Incentives

Stock Options. We link long-term incentives with corporate performance through the grant of stock options. All options are granted with an exercise price equal to the fair market value of the underlying shares of our common stock on the date of grant, and terminate on or shortly after severance of the executive’s relationship with us. Unless the market price of our common stock increases, corporate executives will have no tangible benefit. Thus, they are provided with the additional incentive to increase individual performance with the ultimate goal of increasing our overall performance. We believe that enhanced executive incentives which result in increased corporate performance tend to build company loyalty. As a general rule, the number of options granted is determined by several factors including individual performance, company operating results and past option grants to such executives.

For executive officers of United States operations and European operations, we typically grant nonqualified stock options in December each year with a term of 6 years that vest ratably over a 5-year period on a cumulative basis, so that the option will become fully exercisable at the beginning of the sixth year from the date of grant. However, due to the global pandemic and its impact on operations, no options were granted in 2020 to either employees of United States operations or European operations.

Interparfums SA Stock Compensation Plans

2019 Plan – In December 2018, Interparfums SA approved a plan to grant an aggregate of 26,600 shares of its stock to employees with no performance condition requirement, and an aggregate of 133,000 shares to officers and managers, subject to certain corporate performance conditions. The shares, subject to adjustment for stock splits, will be distributed in June 2022. Under this plan in June 2022, Mr. Benacin, Madar, Garcia Pelayo and Santi are estimated to receive 4,000 shares each, with Mr. Greenberg estimated to receive the equivalent of 1,000 of such shares, all subject to adjustment for stock splits.

In March 2020, due to the potential impact on future net sales and operating results resulting from the COVID-19 pandemic, the estimated number of shares to be distributed, after forfeited shares, was reduced from 142,571 to 82,162. As the Company had already purchased shares in contemplation of the higher anticipated distribution, shares purchased in excess of the reduced anticipated distribution were transferred to treasury shares at the Interparfums SA level.

The fair value of the grant had been determined based on the quoted stock price of Interparfums SA shares as reported by the NYSE Euronext on the date of grant. The original cost of the grant was approximately $4.4 million, and the March 2020 revaluation resulted in a reduction of the cost, to approximately $2.5 million. As a result, a $0.3 million reduction of cost, net, was recorded for the three months ended March 31, 2020.

In June 2020, the performance conditions were modified effecting 96 employees. As of December 31, 2020, the number of shares to be distributed, after forfeited shares, increased to 132,032. The increase in shares anticipated to be distributed were transferred from treasury shares at the Interparfums SA level. The modification resulted in a revised cost of the grant to approximately $3.8 million. Messrs. Benacin, Madar, Garcia Pelayo and Santi are estimated to receive 4,000 shares each,

An incentive plan was established by Interparfums SA for certain employees of Interparfums Luxury Brands, Inc. (“IPLB”), Interparfums Singapore (“IP Singapore”) and Inter Parfums, Inc. The proposed incentive plan would not provide shares but rather, would give a cash payment or bonus (“incentive” or “award”) that mirrors the shares that Interparfums SA employees will receive. An aggregate of 42,140 “phantom” shares have been awarded with Mr. Greenberg being awarded 1,000 of such “phantom” shares, all subject to adjustment for stock splits.

Stock Appreciation Rights

Our stock option plans authorize us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SARs under our plans. While the compensation committee currently does not plan to grant any SARs under our plans, it may choose to do so in the future as part of a review of the executive compensation strategy.

Restricted Stock

We have not in the past, and we do not have any future plans to grant restricted stock to our executive officers. However, while the compensation committee currently does not plan to authorize any restricted stock plans, the compensation committee may choose to do so in the future as part of a review of the executive compensation strategy. Our French operating subsidiary, Interparfums, SA, however, has instituted its 2019 Stock Compensation Plans as discussed above.

Other Compensation

For 2020, Mr. Benacin received an automobile allowance of $12,500, which is the same amount paid in since 2010. For 2019 Mr. Garcia-Pelayo, Executive Vice President and Chief Operating Officer of Interparfums SA, received an automobile allowance of $9,000.

No Stock Ownership Guidelines

We do not require any minimum level of stock ownership by any of our executive officers. As stated above, Messrs. Madar and Benacin, are our largest beneficial shareholders, which aligns their interests with our shareholder base in keeping executive compensation at a reasonable level.

Retirement and Pension Plans

We maintain a 401(k) plan for United States operations. However, we do not match any contributions to such plan, as we have determined that base compensation together with annual bonuses and stock option awards, are sufficient incentives to retain talented employees. Our European operations maintain a pension plan for its employees as required by French law. For each of 2020. 2019 and 2018, each of Messrs. Benacin, Santi and Garcia-Pelayo received an increase of $17,500, $16,789 and $20,646, respectively, in their value of deferred compensation earnings.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this Annual Report on Form 10-K for fiscal year ended December 31, 2020 and the proxy statement for the upcoming annual meeting of shareholders. Based on this review and discussion, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in this Annual Report on Form 10-K as well as the proxy statement for the upcoming annual meeting of shareholders.

Francois Heilbronn

Patrick Choël and

Veronique Gabai-Pinsky

Summary Compensation Table

The following table sets forth a summary of all compensation awarded to, earned by or paid to our “named executive officers,” who are our principal executive officer, our principal financial officer, and each of the three most highly compensated executive officers of our company. This table covers all such compensation during fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018. For all compensation related matters disclosed in the summary compensation table, and elsewhere where applicable, all amounts paid in euro have been converted to U.S. dollars at the average rate of exchange in each year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jean Madar,	2020	1,230,000	-0-	-0-	-0-	-0-	-0-	-0-	1,230,000
Chairman and	2019	630,000	-0-	138,320	353,092	-0-	-0-	-0-	1,121,412
Chief Executive Officer	2018	630,000	-0-	-0-	364,638	-0-	-0-	-0-	994,638

Russell Greenberg,	2020	720,000	35,000	-0-	-0-	-0-	-0-	-0-	755,000
Chief Financial Officer and	2019	690,000	50,000	34,580	353,092	-0-	-0-	-0-	1,127,672
Executive Vice President	2018	660,000	50,000	-0-	364,638	-0-	-0-	-0-	1,074,638

Philippe Benacin, President Inter	2020	788,808	130,673	-0-	-0-	-0-	17,500	12,434	949,415
Parfums, Inc., Chief Executive	2019	760,583	109,731	138,320	353,092	-0-	16,789	12,093	1,390,608
Officer of Interparfums SA	2018	774,408	112,205	-0-	364,638	-0-	20,646	12,756	1,284,653

Philippe Santi, Executive Vice	2020	469,730	295,596	-0-	-0-	-0-	17,500	-0-	782,826
President and Chief Financial	2019	443,401	323,593	138,320	141,237	34,028	16,789	-0-	1,097,368
Officer, Interparfums SA	2018	453,542	330,708	-0-	189,082	33,130	20,646	-0-	1,027,108

Frédéric Garcia-Pelayo,	2020	469,730	295,596	-0-	-0-	-0-	17,500	8,980	791,806
Executive Vice President and	2019	443,401	323,593	138,320	141,237	34,028	16,789	8,734	1,106,102
Chief Operating Officer Interparfums SA	2018	453,542	330,708	-0-	189,082	33,130	20,646	9,213	1,036,321

1

Amounts reflected under Option Awards represent the grant date fair values in 2020, 2019 and 2018 based on the fair value of stock option awards using a Black-Scholes option pricing model. The assumptions used in this model are detailed in Footnote 13 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 and filed with the SEC.

2

As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA Benefits are calculated based upon a percentage of taxable income of Interparfums SA and are allocated to employees based upon salary. The maximum amount payable per year is approximately $38,000.

Calculation of total annual benefits contribution is made according to the following formula:

67% of (Interparfums SA net income, less 2.5% of shareholders equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

3

The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2020, and quantifies those required by SEC rules to be quantified and (ii) all other compensation that is required by SEC rules to be separately identified and quantified.

Name and Principal Position	Perquisites and other Personal Benefits ($)	Personal Automobile Expense($)	Lodging Expense($)	Total ($)

Jean Madar, Chairman Chief Executive Officer	-0-	-0-	-0-	-0-

Russell Greenberg, Chief Financial Officer and Executive Vice President	-0-	-0-	-0-	-0-

Philippe Benacin, President of Inter Parfums, Inc. and Chief Executive Officer of Interparfums SA	-0-	12,756	-0-	12,756

Philippe Santi, Executive Vice President and Chief Financial Officer, Interparfums SA	-0-	-0-	-0-	-0-

Frédéric Garcia-Pelayo, Executive Vice President and Chief Operating Officer, Interparfums SA	-0-	9,213	-0-	9,213

Plan Based Awards

No stock options were granted to the executive officers of our company listed in the Summary Compensation Table during the past fiscal year.

Interparfums SA Stock Compensation Plan.

No options were granted by Interparfums SA to the executive officers of our company listed in the Summary Compensation Table during the past fiscal year.

Interparfums SA Profit Sharing Plan

Also as discussed above and required by French law, Inter Parfums, SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Inter Parfums, SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is approximately $38,000.

Interparfums SA Profit Sharing Plan

As required by French law, Inter Parfums, SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Inter Parfums, SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is €28,050, or approximately $33,130.

Calculation of total annual benefits contribution is made according to the following formula:

67% of (Interparfums SA net income, less 2.5% of shareholders equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

Outstanding Equity Awards at Fiscal Year-End

 The following table sets forth certain information relating to outstanding equity awards of our Company held by the executive officers listed in the Summary Compensation Table as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jean Madar	19,000		-0-		-0-	23.605	12/30/21
	15,200		3,800		-0-	32.825	12/30/22
	15,000	(2)	10,000	(2)	-0-	43.80	12/29/23
	10,000	(2)	15,000	(2)	-0-	65.25	12/30/24
	5,000	(2)	20,000	(2)	-0-	73.09	12/30/25

Russell Greenberg	25,000		-0-		-0-	23.605	12/30/21
	20,000		5,000		-0-	32.825	12/30/22
	15,000		10,000		-0-	43.80	12/29/23
	10,000		15,000		-0-	65.25	12/30/24
	5,000		20,000		-0-	73.09	12/30/25

Philippe Benacin	19,000		-0-		-0-	23.605	12/30/21
	15,200		3,800		-0-	32.825	12/30/22
	15,000	(2)	10,000	(2)	-0-	43.80	12/29/23
	10,000	(2)	15,000	(2)	-0-	65.25	12/30/24
	5,000	(2)	20,000	(2)	-0-	73.09	12/30/25

Philippe Santi	400		-0-		-0-	25.821	1/27/2021
	2,400		-0-		-0-	23.605	12/30/21
	2,400		1,200		-0-	32.825	12/30/22
	2,400		2,400		-0-	43.80	12/29/23
	1,600		2,400		-0-	46.903	1/18/24
	4,000		6,000		-0-	65.25	12/30/24
	2,000		8,000		-0-	73.09	12/30/25

Frédéric Garcia-Pelayo	400		-0-		-0-	25.821	1/27/2021
	2,400		-0-		-0-	23.605	12/30/21
	2,400		1,200		-0-	32.825	12/30/22
	2,400		2,400		-0-	43.80	12/29/23
	1,600		2,400		-0-	46.903	1/18/24
	4,000		6,000		-0-	65.25	12/30/24
	2,000		8,000		-0-	73.09	12/30/25

[Footnotes from table above]

1	All options expire 6 years from the date of grant, and vest 20% each year commencing one year after the date of grant.
2	Options are held in the name of personal holding company.

The following table sets certain information relating to outstanding equity awards granted by Interparfums SA, our majority-owned French subsidiary which has its shares traded on the NYSE Euronext, held by the executive officers of our company listed in the Summary Compensation Table as of the end of the past fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OF INTERPARFUMS SA

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)
Jean Madar	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	NA

Russell Greenberg	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	NA

Philippe Benacin	-0-	-0-	-0-	-0-	N/A	4,840	255,087	-0-	NA

Philippe Santi	-0-	-0-	-0-	-0-	N/A	4,840	255,087	-0-	NA

Frédéric Garcia-Pelayo	-0-	-0-	-0-	-0-	N/A	4,840	255,087	-0-	NA

Option Exercises and Stock Vested

The following table sets forth certain information relating to each option exercise affected during the past fiscal year, and each vesting of stock, including restricted stock, restricted stock units and similar instruments of our company during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Jean Madar	19,000	575,246	0	0

Russell Greenberg	25,000	712,333	0	0

Philippe Benacin	19,000	545,251	0	0

Philippe Santi	1,000	31,308	0	0

Frédéric Garcia-Pelayo	1,000	30,858	0	0

[Footnotes from table above]

1	Total value realized on exercise of options in dollars is based upon the difference between the fair market value of the common stock on the date of exercise, and the exercise price of the option.

Regarding Interparfums SA, our majority-owned French subsidiary which has its shares traded on the Euronext, no options were exercised during the past fiscal year, and there was no vesting of stock, including restricted stock, restricted stock units and similar instruments during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

Pension Benefits

The following table sets forth certain information relating to payment of benefits in connection with retirement plans during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit* ($)	Payments During Last Fiscal Year ($)
Jean Madar	NA	NA	-0-	-0-
Russell Greenberg	NA	NA	-0-	-0-
Philippe Benacin	Inter Parfums SA Pension Plan	NA	297,500	17,500
Philippe Santi	Inter Parfums SA Pension Plan	NA	287,500	17,500
Frédéric Garcia-Pelayo	Inter Parfums SA Pension Plan	NA	287,500	17,500

*Includes contributions made individually by Mr. Santi.

Interparfums SA maintains a pension plan for all of its employees, including all executive officers. The calculation of commitments for severance benefits involves estimating the probable present value of projected benefit obligations. This projected benefit obligations is then prorated to take into account seniority of the employees of Interparfums SA on the calculation date.

In calculating benefits, the following assumptions were applied:

-	voluntary retirement at age 65;

-	a rate of 45% for employer payroll contributions for all employees;

-	a 4% average annual salary increase;

-	an annual rate of turnover for all employees under 55 years of age and nil above;

-	the TH 00-02 mortality table for men and the TF 00-02 mortality table for women;

-	a discount rate of 2.0%.

The normal retirement age is 65 years, but employees, including Messrs. Benacin, Santi and Garcia-Pelayo, can collect reduced benefits if they retire at age 62.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our mean employee and the annual total compensation of Mr. Jean Madar, Chief Executive Officer (the “CEO”):

For 2020, our last completed fiscal year:

●	Our median employee’s compensation was $69,078

●	Our Chief Executive Officer’s total 2020 compensation was $1,806,246

●	Accordingly, our 2020 CEO to Median Employee Pay Ratio was 26.13 to 1

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records. We identified our median employee using our total employee population as of December 31, 2020 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used all compensation, including actual base salary, bonuses, commissions, and any overtime paid during the 12-month period ending December 31, 2020. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment and Consulting Agreements

As part of our acquisition in 1991 of the controlling interest in Interparfums SA, now a subsidiary, we entered into an employment agreement with Philippe Benacin. The agreement provides that Mr. Benacin will be employed as Vice Chairman of the Board and President and Chief Executive Officer of Inter Parfums Holdings and its subsidiary, Interparfums SA. The initial term expired on September 2, 1992, and has subsequently been automatically renewed for additional annual periods. The agreement provides for automatic annual renewal terms, unless either party terminates the agreement upon 120 days’ notice. For 2020, Mr. Benacin received an annual salary of approximately $539,000, and automobile expenses of approximately $12,500 which are subject to increase in the discretion of the board of directors. The agreement also provides for indemnification and a covenant not to compete for one year after termination of employment.

In 2014, we entered into a consulting agreement with Mr. Benacin’s holding company, Philippe Benacin Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Benacin and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Benacin ceases to be the President of our company. For 2015 through 2020 Mr. Benacin’s personal holding company received $250,000 each year for services rendered outside of the United States by Mr. Benacin in his capacity as President. In addition, in December 2018 and December 2019, we granted options to purchase 25,000 shares for the benefit of Mr. Benacin, and were granted to his personal holding company instead of Mr. Benacin directly.

In 2013, we enter into a consulting agreement with Mr. Madar’s holding company, Jean Madar Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Madar and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Madar ceases to be the Chief Executive Officer of our company. From 2013 through 2017, Mr. Madar’s personal holding company received $250,000 each year for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. For 2018, as the result of Mr. Madar spending more time outside of the United States, we changed the allocation of cash compensation paid to Mr. Madar personally and to his holding company, but not the aggregate amount. The amount of salary paid to Mr. Madar in 2018 was reduced from $380,000 to $160,000, while payments to his holding company were increased by the like amount from $250,000 to $470,000. Therefore, for 2018 total cash compensation for Mr. Madar paid to him and his personal holding company remained unchanged at $630,000. This consulting agreement was renewed at $470,000 for 2019. As discussed above, in view of receiving substantially less than the annual and median average CEO salaries for peer companies and companies with comparable market capitalization, in early February 2020 the Mr. Madar’s base salary was increased by $600,000 to $1.23 million effective as of January 1, 2020, and allocated so that the annual base salary for Jean Madar individually was $285,000, and the fees to Jean Madar Holding SAS were $945,000, effective as of January 1, 2020. In addition, in December 2018 and December 2019, we granted options to purchase 25,000 shares for the benefit of Mr. Madar, which were granted to his personal holding company instead of Mr. Madar directly.

Compensation of Directors

The following table sets forth certain information relating to the compensation for each of our directors who is not an executive officer of our Company named in the Summary Compensation Table for the past fiscal year.

			DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)[1]	Total ($)
Francois Heilbronn[2]	29,000	-0-	18,237	-0-	-0-	33,732	80,969
Robert Bensoussan[3]	21,000	-0-	18,237	-0-	-0-	-0-	39,237
Patrick Choël[4]	29,000	-0-	18,237	-0-	-0-	5,244	52,481
Michel Dyens[5]	21,000	-0-	18,237	-0-	-0-	-0-	39,237
Veronique Gabai-Pinsky[6]	29,000	-0-	18,237	-0-	-0-	-0-	47,237
Gilbert Harrison[7]	71,000	-0-	18,237	-0-	-0-	-0-	89,237

[Footnotes from table above]

1.	Represents gain from exercise of stock options.
2.	As of the end of the last fiscal year, Mr. Heilbronn held options to purchase an aggregate of 4,500 shares of our common stock.
3.	As of the end of the last fiscal year, Mr. Bensoussan held options to purchase an aggregate of 5,500 shares of our common stock.
4.	As of the end of the last fiscal year, Mr. Choël held options to purchase an aggregate of 3,750 shares of our common stock.
5.	As of the end of the last fiscal year, Mr. Dyens held options to purchase an aggregate of 5,500 shares of our common stock.
6.	As of the end of the last fiscal year, Ms. Gabai-Pinsky held options to purchase an aggregate of 4,500 shares of our common stock.
7.	As of the end of the last fiscal year, Mr. Harrison held options to purchase an aggregate of 4,500 shares of our common stock.

In July 2019 and compensation to all nonemployee directors was increased to $6,000 for each board meeting at which they participate in person, and $3,000 for each meeting held by conference telephone. In addition, effective January 1, 2020 the annual fee for each member of the audit committee was raised to $8,000.

We maintain stock option plans for our nonemployee directors. The purpose of these plans is to assist us in attracting and retaining key directors who are responsible for continuing the growth and success of our company. Under such plans, options to purchase 1,500 shares are granted on each February 1st to all nonemployee directors for as long as each is a nonemployee director on such date. However, if a nonemployee director does not attend certain of the board meetings, then such option grants are reduced according to a schedule. In addition, options to purchase 2,000 shares are granted to each nonemployee director upon his or her initial election or appointment to our board, but if such option is granted within six months of the next February 1 automatic grant, then such nonemployee director would not be eligible to receive that February 1 grant.

All of such options were granted at the fair market value and vest ratably over a 4 year period. At our annual meeting in September 2019 our shareholders approved a proposal to amend our 2016 Stock Option Plan to increase the number of shares issuable upon exercise of options to be granted starting February 1, 2020 from 1,000 shares to 1,500 shares solely to nonemployee directors annually on each February 1. On February 1, 2021, options to purchase 1,500 shares were granted to all of our nonemployee directors at the exercise price of $62.18 per share under our 2016 Stock Option Plan.

The following table sets forth certain information as of the end of our last fiscal year regarding all equity compensation plans that provide for the award of equity securities or the grant of options, warrants or rights to purchase our equity securities.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	713,210	$52.74	580,715
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	713,210	$52.74	580,715

Certain Relationships and Related Transactions

Transactions with European Subsidiaries

We have guaranteed the obligations of our majority-owned, French subsidiary, Interparfums SA under our Paul Smith license agreement. We also provide (or had provided on our behalf) certain financial, accounting and legal services for Interparfums SA, and during 2020, 2019 and 2018 fees for such services were $450,750, $483,675 and $214,513, respectively. In 2017, Inter Parfums USA, LLC, a United States subsidiary, renewed a license agreement for five years that was initially signed in 2012 on the same terms with Interparfums Suisse (SARL), a Swiss subsidiary of Interparfums SA, for the right to sell amenities under the Lanvin brand name to luxury hotels, cruise lines and airlines in return for royalty payments as are customary in our industry.

During 2018, Interparfums SA, an indirect majority-owned subsidiary of the Company, loaned the Company $10 million. This loan was repayable in ten (10) equal monthly payments of $1,000,000 of principal plus accrued interest at 2% per annum, with the first payment due on May 31, 2019. The last payment was made on February 28, 2020.

In March 2020, Interparfums Luxury Brands, Inc., an indirect majority-owned subsidiary of the Company, loaned the Company $10 million, which was repaid in full, with interest at 2% per annum, in December 2020.

Consulting Agreements

In 2014, we entered into a consulting agreement with Mr. Benacin’s holding company, Philippe Benacin Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Benacin and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Benacin ceases to be the President of our company. For 2015 through 2020, Mr. Benacin’s personal holding company received $250,000 each year for services rendered outside of the United States by Mr. Benacin in his capacity as President In addition, in December 2018 and December 2019, we granted options to purchase 25,000 shares for the benefit of Mr. Benacin, and were granted to his personal holding company instead of Mr. Benacin directly.

In 2013, we enter into a consulting agreement with Mr. Madar’s holding company, Jean Madar Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Madar and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Madar ceases to be the Chief Executive Officer of our company. From 2013 through 2017, Mr. Madar’s personal holding company received $250,000 each year for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. For 2018, as the result of Mr. Madar spending more time outside of the United States, we changed the allocation of cash compensation paid to Mr. Madar personally and to his holding company, but not the aggregate amount. The amount of salary paid to Mr. Madar in 2018 was reduced from $380,000 to $160,000, while payments to his holding company were increased by the like amount from $250,000 to $470,000. Therefore, for 2018 total cash compensation for Mr. Madar paid to him and his personal holding company remained unchanged at $630,000. This consulting agreement was renewed at $470,000 for 2019, again with no change in aggregate compensation. As discussed above, in view of receiving substantially less than the annual and median average CEO salaries for peer companies and companies with comparable market capitalization, in early February 2020 the Mr. Madar’s base salary was increased by $600,000 to $1.23 million effective January 1, 2020, and allocated so that the annual base salary for Jean Madar individually was $285,000, and the fees to Jean Madar Holding SAS were $945,000. In addition, in December 2018 and again in December 2019, we granted options to purchase 25,000 shares for the benefit of Mr. Madar, which were granted to his personal holding company rather than to Mr. Madar directly.

Investment in Private Company

As previously disclosed, during 2019 each of our company and Interparfums SA made a $100,000 investment in a privately held start-up fragrance company controlled by director, Veronique Gabai-Pinsky.

 Procedures for Approval of Related Person Transactions

Transactions between related persons, such as between an executive officer or director and our company, or any company or person controlled by such officer or director, are required to be approved by our Audit Committee of our board of directors. Our Audit Committee Charter contains such explicit authority, as required by the applicable rules of The Nasdaq Stock Market.

AUDIT COMMITTEE REPORT

The Audit Committee has the sole authority and is directly responsible for, the appointment, compensation and oversight of the work of the independent accountants employed by our company which prepare or issue an audit report for our company. During 2020 the members of such committee consisted of François Heilbronn, Patrick and Veronique Gabai-Pinsky.

The Company does not have an “audit committee financial expert” within the definition of the applicable Securities and Exchange Commission rules. First, finding qualified nominees to serve as a director of a public company without substantial financial resources has been challenging. Second, despite the applicable Securities and Exchange Commission rule which states that being named as the audit committee financial expert does not impose any greater duty, obligation or liability, the Company has been met with resistance from both present and former directors to being named as such primarily due to potential additional personal liability.

However, as the result of the background, education and experience of the members of the Audit Committee, our board of directors believes that such committee members are fully qualified to fulfill their obligations as members of the Audit Committee.

 Management is responsible for our company’s internal controls and our financial reporting process. The independent registered public accounting firm we employ, Mazars USA LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon, as well as, issuing its report on its audit of our management’s assessment of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. In addition, Mazars USA LLP discussed with the Audit Committee the results of its audit on management’s assessment of internal controls over financial reporting. The Audit Committee has also discussed with Mazars USA LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

Mazars USA LLP also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Mazars USA LLP that firm’s independence.

Based upon the Audit Committee’s discussions with management and Mazars USA LLP and the Audit Committee’s review of the representations of management and the report of Mazars USA LLP to the Audit Committee, the Audit Committee recommended that our board of directors include the audited consolidated financial statements and management’s report on internal control over financial reporting, together with the attestation report of Mazars USA LLP in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission and its proxy statement for the next annual meeting of shareholders.

François Heilbronn, Chairman,

Patrick Choël

Veronique Gabai-Pinsky

Independent Accountants

General

Fees

The following sets forth the fees billed to us by Mazars USA LLP, as well as discusses the services provided for the past two fiscal years, fiscal years ended December 31, 2020 and December 31, 2019.

Audit Fees

Fees billed by Mazars USA LLP and its affiliate, Mazars S.A. for audit services and review of the financial statements contained in our Quarterly Reports on Form 10-Q were $1.1 and $1.2 million for 2020 and 2019, respectively.

Audit-Related Fees

Mazars USA LLP did not bill us for any audit-related services during 2020 and 2019.

Tax Fees

Mazars USA LLP billed us $34,500 and $41,500 for tax services during 2020 and 2019, respectively.

All Other Fees

Mazars S.A. billed us $3,500 and $9,000 for other services during 2020 and 2019, respectively.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has the sole authority for the appointment, compensation and oversight of the work of our independent accountants, who prepare or issue an audit report for us.

During the second quarter of 2020, the audit committee authorized the following non-audit services to be performed by Mazars USA LLP.

●	We authorized the engagement of Mazars USA LLP if deemed necessary to provide tax consultation in the ordinary course of business for fiscal year ended December 31, 2020.

●

We authorized the engagement of Mazars USA LLP if deemed necessary to provide tax consultation as may be required on a project by project basis that would not be considered in the ordinary course of business, up to a $10,000 fee limit per project (or €10,000 in the case of Interparfums SA), subject to an aggregate fee limit of $50,000 for fiscal year ended December 31, 2020. If we require further tax services from Mazars USA LLP, then the approval of the audit committee must be obtained.

●

We authorized the engagement of Mazars USA LLP if deemed necessary to provide attestation or other services as may be required on a project by project basis that would not be considered in the ordinary course of business, up to a $10,000 fee limit per project (or €10,000 in the case of Interparfums SA), subject to an aggregate fee limit of $50,000 for fiscal year ended December 31, 2020. If we require further tax services from Mazars USA LLP, then the approval of the audit committee must be obtained.

●

If we require other services by Mazars USA LLP on an expedited basis such that obtaining pre-approval of the audit committee is not practicable, then the Chairman of the Committee has authority to grant the required pre-approvals for all such services.

●	We imposed a cap of $100,000 on the fees that Mazars USA LLP can charge for services on an expedited basis that are approved by the Chairman without obtaining full audit committee approval.

●	None of the non-audit services of either of the Company’s auditors had the pre-approval requirement waived in accordance with Rule 2-01(c)(7)(i)(C) of Regulation S-X.

PROPOSAL NO. 2:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance to the proxy rules under the Securities Exchange Act of 1934 (“Exchange Act”) and as required by the Dodd-Frank Act, we are required to provide our shareholders with an advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation as described in this proxy statement. The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. We are asking our shareholders to indicate their support for the compensation paid to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to Inter Parfums, Inc.’s named executive officers, as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee nor imply any additional fiduciary duty on the Board of Directors. Further, it will not affect any compensation paid or awarded to any executive officer. Our Board of Directors and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to our long-term success and enhancement of shareholder value.

Our Board of Directors recommends that shareholders vote “for” the approval of the vote for the advisory resolution to approve executive compensation as described in the compensation discussion and analysis and the accompanying compensation tables and narrative disclosure in this proxy statement.

SHAREHOLDERS’ PROPOSALS

Proposals of shareholders intended to be presented at the 2022 annual meeting of shareholders must be received in writing by the Secretary of our company at our principal offices in New York City, by June 7, 2022, in order to be considered for inclusion in our proxy statement relating to that meeting.

If a shareholder intends to make a proposal at the 2022 Annual Meeting, then such shareholder must have given timely notice thereof in proper written form to the Secretary of our company, in compliance with Section 8 of Article II of our By-Laws. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at our principal executive office in New York, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders i.e., between August 6, 2022 and July 7, 2022; however, if the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, then notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such shareholder, (c) the class or series and number of shares of our capital stock which are owned-beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (e) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

By Order of our Board of Directors

Michelle Habert, Secretary

14475 INTER PARFUMS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Jean Madar and Russell Greenberg as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.001 par value per share, of Inter Parfums, Inc. (the "Company") held of record by the undersigned on August 9, 2021 at the Annual Meeting of Stockholders of Inter Parfums, Inc., and at any adjournments thereof, as directed on the reverse side, and in their discretion on all other matters coming before the meeting and any adjournments thereof. The Annual Meeting will be held virtually on October 5, 2021 at 10AM New York City time, and shareholders will be able to access the meeting by going to: https://web.lumiagm.com/241659818; password - interparfums2021, and vote with their individual control number. (Continued and to be signed on the reverse side) 1.1

ANNUAL MEETING OF STOCKHOLDERS OF INTER PARFUMS, INC. October 5, 2021 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 5, 2021 The proxy statement and the company's annual report to shareholders for the fiscal year ended December 31, 2020 are available at: http://annualmeeting.interparfumsinc.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Jean Madar O Philippe Benacin O Russell Greenberg O Philippe Santi O Francois Heilbronn O Robert Bensoussan O Patrick Choel O Michel Dyens O Veronique Gabai-Pinsky O Gilbert Harrison THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2. 2. To vote for the advisory resolution to approve executive compensation In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, date, sign and return this Proxy promptly in the enclosed envelope. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the ------------------ e n v e l o p e p r o v i d e d . ---------------- 21003000000000000000 3 100521 FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. .. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTORS

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Jean Madar O Philippe Benacin O Russell Greenberg O Philippe Santi O Francois Heilbronn O Robert Bensoussan O Patrick Choel O Michel Dyens O Veronique Gabai-Pinsky O Gilbert Harrison THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2. 2. To vote for the advisory resolution to approve executive compensation In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, date, sign and return this Proxy promptly in the enclosed envelope. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF INTER PARFUMS, INC. October 5, 2021 PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- 21003000000000000000 3 100521 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 5, 2021 The proxy statement and the company's annual report to shareholders for the fiscal year ended December 31, 2020 are available at: http://annualmeeting.interparfumsinc.com .. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTORS FOR AGAINST ABSTAIN INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING - The Company will conduct its 2021 annual meeting of shareholders in virtual meeting format only, conducted by live webcast. To attend the virtual annual meeting, https://web.lumiagm.com/241659818 Password: interparfums2021 and be sure to have your control number available. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.